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Maximum Dynamics Announces Increase in Book Value
Thursday April 3, 1:17 pm ET

COLORADO SPRINGS, Colo., April 3 /PRNewswire-FirstCall/ -- Maximum Dynamics, Inc. (OTC Bulletin Board: MXDY - News) a financial software & services company that supports the institutional financial community, announced today that the Company's audit of its acquisitions and business operations for 2002 resulted in a book value of about $0.041 per share.

Joshua Wolcott, Chief Financial Officer for the Company, commented, "This announcement is very important for us because I think it illustrates that we are an undervalued Company. Similar companies typically trade anywhere from 3 to 6 times book value and we are currently trading at 1.5 times book value." The audits also show an increase in assets due primarily to the company's recent acquisitions. Mr. Wolcott added, "Our December year-end assets were over $1,577,000 and we expect business development in the first and second quarters of 2003 to continue improving our books."

The Company filed for an extension of its annual report (the Form 10K) to be filed with the Securities and Exchange Commission in order to get the accounting of its acquisitions finished and included. The Company expects to have its filing in by April 15, 2003.

Eric Majors, Chief Executive Officer for the Company, added, "I'm pleased with where we ended up for 2002 and am even more excited about how 2003 is shaping up for us. We have been stating very openly that our operations would not start heading into positive territory until about the middle of our second quarter for 2003. Based on what we are seeing now, we are still on target for hitting that benchmark and we are excited about moving forward." For more information on Maximum Dynamics, visit the Company's website at http://www.maximumdynamics.com or call 303-733-3484.